Exhibit 99.(18)

Calculation of Filing Fee Narrative

Form N-14 8C/A

(Form Type)

abrdn Global Infrastructure Income Fund
(Exact Name of Registrant as Specified in its Charter)

On June 16, 2025, abrdn Global Infrastructure Income Fund (the “Fund”) registered common shares of beneficial interest with a maximum aggregate offering price of $102,275,363.10 estimated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended, on the Fund’s proxy statement/prospectus on Form N-14 (the “Proxy Statement/Prospectus”) (File No. 333-286643). The Proxy Statement/Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, on June 24, 2025, is the final proxy statement/prospectus relating to the Offering.